EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS FIRST
QUARTER 2015 RESULTS

ACHIEVES STRONG  QUARTERLY PERFORMANCE

New York, New York May 14, 2015 - Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property rights, today announced financial results for the quarter ended March 31, 2015.

Network-1 had revenue of $5,627,000 for the three months ended March 31, 2015 as compared to revenue of $4,491,000 for the three months ended March 31, 2014. The increase of $1,136,000 or 25% in revenue for the three months ended March 31, 2015 was due primarily to increased royalty revenues from current licensees including a fully paid license entered into in connection with a litigation settlement.

Network-1 reported net income of $1,530,000 or $0.06 per share (basic) and (diluted) for the three months ended March 31, 2015 compared with net income of $1,396,000 or $0.05 per share (basic) and (diluted) for the three months ended March 31, 2014.

At March 31, 2015, the Company's principal sources of liquidity consisted of cash and cash equivalents of approximately $14.1 million, marketable securities of $1.1 million and working capital of $18.9 million.  During the first quarter of 2015, Network-1 repurchased an aggregate of 828,600 shares of common stock, at an average price of $2.25 per share, pursuant to its Share Repurchase Program. Since inception of the Share Repurchase Plan (August 2011) to March 31, 2015, Network-1 repurchased a total of 6,527,668 shares of its common stock at an average price of $1.63 per share.

At March 31, 2015, Network-1 had net operating loss carryforwards (NOLs) totaling approximately $22,796,000 expiring through 2029, with a future tax benefit of approximately $7,751,000.  At March 31, 2015 and March 31, 2014, $3,987,000 and $4,948,000, respectively, has been recorded as deferred tax assets on the balance sheet.  During the three month period ended March 31, 2015 as a result of income before taxes of $2,341,000, $811,000 was recorded as an income tax expense and deferred tax assets were reduced by $756,000 to $3,987,000.  There was no change in the allowance against the deferred tax assets since December 31, 2014.

“I am very pleased to report that it was a great quarter for Network-1”, commented Corey M. Horowitz, Chairman and CEO of Network-1.  “Our royalty revenue from our Remote Power Patent for the quarter was very strong and we now have 17 licensees to this important technology, including some of the largest technology companies in the world”, he continued.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the quarterly period ended March 31, 2015  filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheet are attached.

	Three Month Ended March 31,
	2015	2014

ROYALTY REVENUE	$5,627,000	$4,491,000

COST OF REVENUE	1,689,000	1,314,000

GROSS PROFIT	3,938,000	3,177,000

OPERATING EXPENSES:
General and administrative	1,105,000	598,000
Amortization of patents	413,000	409,000
Stock-based compensation	100,000	27,000

TOTAL OPERATING EXPENSES	1,618,000	1,034,000

OPERATING INCOME	2,320,000	2,143,000
OTHER INCOME (EXPENSES):
Interest income, net	21,000	9,000

INCOME BEFORE INCOME TAXES	2,341,000	2,152,000

INCOME TAXES:
Current	55,000	45,000
Deferred	756,000	711,000
Total Income Taxes	811,000	756,000

NET INCOME	$1,530,000	$1,396,000

Net Income Per Share
Basic	$0.06	$0.05
Diluted	$0.06	$0.05

Weighted average common shares outstanding:
Basic	$24,089,009	$25,775,573
Diluted	$25,500,903	$27,793,669

NET INCOME	$1,530,000	$1,396,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss) on securities available-for-sale arising during the period	20,000	(6,000)

COMPREHENSIVE INCOME	$1,550,000	$1,390,000

Condensed Balance Sheet as of March 31, 2015

Cash and cash equivalents	$14,112,000

Total current assets	$20,993,000

Total assets	$28,774,000

Total current liabilities	$2,067,000

Total long term liabilities	$-0-

Total stockholders' equity	$26,707,000